Exhibit 99.2

Aimco Buys Six Philadelphia Area Apartment Communities
DENVER, CO, April 16, 2018 - As previously announced, Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) entered into a transaction to acquire six apartment communities in the Philadelphia MSA for a purchase price of $445 million. The portfolio includes 1,006 existing apartment homes, 110 apartment homes under construction, and 185,000 square feet of office and retail space. This “A” quality portfolio is located primarily in the Center City and University City submarkets of Philadelphia. Details on all six communities are:

Community	Submarket	Residential Units	Year Opened/Renovated
The Left Bank	University City	282	2001/2017
777 South Broad	Center City	146	2010
Locust on the Park	Center City	152	1999/2017
SouthStar Lofts	Center City	85	2014
The Victor	Camden	341	2014
One Ardmore Place	Lower Merion	110	Expected Completion: 2019
Total		1,116
The acquisition will be initially funded with $290 million of existing property debt, $65 million borrowed on the Aimco bank line, and $90 million in operating partnership (“OP”) units issued at Aimco Net Asset Value of $53 per share. Consistent with its paired trade discipline, Aimco plans to sell lower-rated apartment communities to reduce debt making the acquisition leverage neutral. One of the communities expected to be sold is Chestnut Hill Village, a 704-home community built in 1963 and located in northeast Philadelphia.
The transaction is expected to be neutral to property level free cash flow and to increase expected future returns (as measured by free cash flow internal rate of return) by about 150 bps considering the properties to be sold and the OP units to be issued. In addition, Aimco expects that certain of the properties have the potential for accretive expansion opportunities which could further enhance investment returns.
Pro forma the paired trade, Aimco will own 3,208 apartment homes in the Philadelphia area, representing about 10% of its GAV, up from 8% today. The acquisitions are expected to close in 2Q18, except for the purchase of One Ardmore Place which is expected to close in 1H19, after completion of construction.
Citigroup acted as exclusive financial advisor to Aimco on the transaction.

About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 180 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:
Investor Relations (303) 793-4661
Investor@aimco.com
Suzanne Sorkin
Vice President, Investor Relations/FP&A